UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 18, 2023

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SBAC	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On September 13, 2023, SBA Communications Corporation (the “Company”) announced that Marc Montagner has been appointed to serve as the Executive Vice President & Chief Financial Officer of the Company (the “CFO”) to succeed Mr. Brendan Cavanagh, effective January 1, 2024. Mr. Montagner’s appointment follows the previously announced CEO succession plan, pursuant to which Mr. Cavanagh, currently the Company’s Executive Vice President & Chief Financial Officer, will succeed Mr. Jeffrey Stoops as President and Chief Executive Officer, effective January 1, 2024. Mr. Montagner will commence his employment with the Company on October 17, 2023, as Executive Vice President - Finance prior to assuming the CFO position on January 1, 2024.

Mr. Montagner, 62, is a telecommunications and finance executive with 30 years of experience. Mr. Montagner has served on the board of directors of Cogent Communications Holdings, Inc., a publicly traded global internet service provider, since April 2010 and on the board of directors of Intelsat, a privately held satellite operator, since February 2022, where he also serves as the chair of the audit committee. Prior to joining the Company, Mr. Montagner served as the Chief Financial Officer at Cerence Inc. from April 2022 to May 2022 and as the Chief Financial Officer at Endurance International Group Holdings, Inc. from September 2015 to February 2021. Mr. Montagner previously served from 2009 through 2015 in various roles of increasing responsibility at LightSquared, Inc. including serving as its Chief Financial Officer from January 2012 until August 2015. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to 2009, Mr. Montagner served as a managing director at Bank of America Securities and Morgan Stanley and in various senior roles with wireless service providers, including as Senior Vice President, Corporate Development and M&A with Sprint Nextel Corporation and Nextel Communications from 2002 to 2006.

In connection with Mr. Montagner’s appointment, the Company entered into an Offer Letter (the “Offer Letter”) with respect to his employment on August 18, 2023. Pursuant to the Offer Letter, Mr. Montagner will receive: (i) a base salary of $640,000 annually, commencing on Mr. Montagner’s start date through December 31, 2024, after which time his salary may be subject to adjustment in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”); (ii) an annual bonus target opportunity of 100% of Mr. Montagner’s base salary beginning with the 2024 fiscal year after which time such target opportunity may be subject to adjustment in the discretion of the Committee; (iii) a long-term equity incentive award for 2024 with a value of $2.8 million to be granted on the same date and that will be calculated in the same manner and subject to the same vesting and performance requirements as the 2024 long-term equity incentive awards made to the Company’s other Section 16 officers; (iv) a time-vested restricted stock unit award to be granted on Mr. Montagner’s start date with a fair market value of $1.0 million (calculated based on the Company’s closing stock price on the trading date prior to the grant date) which will vest one-third on each of the first through third anniversaries of the grant date; and (v) a one-time lump sum cash payment of $250,000 to cover any bonus for 2023 and all relocation and other costs associated with his transition to the Company’s headquarters, which shall be subject to forfeiture and clawback if Mr. Montagner leaves the Company within the first 12 months of his employment.

There is no arrangement or understanding between Mr. Montagner and any other person pursuant to which Mr. Montagner has been appointed as the CFO. There are no family relationships between Mr. Montagner and any of the Company’s directors and executive officers, and Mr. Montagner is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On September 13, 2023, the Company announced that Marc Montagner has been appointed to serve as the CFO to succeed Mr. Brendan Cavanagh, effective January 1, 2024. A copy of the press release announcing the appointment of Mr. Montagner is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by SBA Communications Corporation on September 13, 2023.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: September 13, 2023